Exhibit 99.1

Myomo Reports Second Quarter 2019 Results

Record Quarterly Revenues and 28% Sequential Expansion of Reimbursement Pipeline

CAMBRIDGE, Mass., August 8, 2019 – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper limb paralysis, today announced its financial results for the second quarter ended June 30, 2019.

Recent Highlights and Accomplishments:

•

Revenues for the second quarter 2019 of approximately $880,000 increased by 39% versus the comparable period of 2018, and Year-to-Date revenues of approximately $1,710,000 increased by 81% over the comparable period in 2018. Gross margin for the quarter was 72%, compared to 68% in the second quarter of 2018.

•

The Company’s reimbursement pipeline contained 453 MyoPro units as of June 30, 2019, up 28% from 354 units at the end of the first quarter 2019 as the Company expanded its direct-to-patient marketing efforts.

•	The Company is now obtaining reimbursements from the largest provider of Medicare Advantage insurance policies in the U.S.

•	The Company expanded its international distribution network and received the first orders from O&P providers in Germany, Denmark, and Chile.

“We continue to see strong demand from patients and successful reimbursements for the MyoPro product line, which have resulted in quarterly revenue growth and an increasing backlog of insurance approvals and orders that will convert into revenue in the coming months. The online marketing, screening days, and broader geographic coverage – in the US and several overseas markets – is also working to build up the pipeline of future orders,” said Paul R. Gudonis, Chairman and CEO of Myomo. “A year ago, we had 92 MyoPro units in the reimbursement process; a year later that number has climbed to 453, a nearly 5-fold increase which we continue to expect will lead to significant revenue growth in 2019.”

Financial Results

	For the Three Months Ended June 30,		Period-to-Period Change		For the Six Months Ended June 30,		Period-to-Period Change
	2019	2018	$	%	2019	2018	$	%
Revenue	$880,349	$632,369	$247,980	39%	$1,710,415	$945,548	$764,867	81%
Cost of revenue	250,676	200,446	50,230	25%	426,863	308,526	118,337	38%

Gross margin	$629,673	$431,923	$197,750	46%	$1,283,552	$637,022	$646,530	101%

Gross margin%	72%	68%		4%	75%	67%		8%

Total revenue in the second quarter 2019 was approximately $880,000, an increase of 39%, versus the comparable period of 2018. Total revenue for the six months ended June 30, 2019 was approximately $1,710,000, an increase of 81%, versus the comparable period of 2018. Our results for the three and six months ended June 30, 2019, included higher unit volumes, offset by lower average selling prices due in part to higher sales to distributors.

Gross margin was 72% and 68% for the quarter ended June 30, 2019 and 2018. Gross margin was 75% and 67% for the six months ended June 30, 2019 and 2018.

Operating expenses were approximately $3,336,000, an increase of $222,000, or 7%, during the three months ended June 30, 2019, versus the comparable period of 2018. Operating expenses were approximately $6,673,000, an increase of $951,000, or 17%, during the six months ended June 30, 2019. The increases in our operating expenses primarily reflect higher compensation costs associated with the addition of personnel, marketing and product development efforts, and increased spending to secure reimbursement.

The Company’s net loss for the quarter ended June 30, 2019 was approximately $2,565,000, or ($0.15) per share, compared with a net loss of approximately $2,630,000, or ($0.21) per share for the corresponding period of 2018. Net loss for the six months ended June 30, 2019 was approximately $5,163,000, or ($0.32) per share, compared with a net loss of approximately $4,975,000 or ($0.41) per share for the corresponding period of 2018.

Adjusted EBITDA1 for the quarter ended June 30, 2019 was a loss of approximately $2,486,000, compared with a loss of approximately $2,512,000 for the corresponding period in 2018. Adjusted EBITDA for the six months ended June 30, 2019 was a loss of approximately $4,751,000, compared with a loss of approximately $4,564,000 for the corresponding period of 2018. A reconciliation of GAAP net loss to this non-GAAP financial measure has been provided in the financial statement tables included in this press release. An explanation of this measure is also included below under the heading “Non-GAAP Financial Measures.”

Liquidity

Cash on hand at June 30, 2019 was approximately $6,669,000. Cash burn in the second quarter slowed to $2.6 million, compared to $3.0 million in the first quarter of 2019.

Conference Call and Webcast Information

Myomo will hold a conference call today, August 8, 2019 at 4:30 p.m. EDT. To access the conference call, please dial 1-877-270-2148 from the U.S. or 1-412-902-6510 internationally. Our webcast can also be accessed through Myomo’s Investor Relations page. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the live broadcast.

A replay of the conference call will be available approximately one hour after completion of the live conference call at the Investor Relations page. A dial-in replay of the call will be available until August 22, 2019; please dial 1-877-344-7529 from the U.S. or 1-412-317-0088 internationally and provide the passcode of 10133890.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers expanded mobility for those suffering from neurological disorders and upper limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Cambridge, Massachusetts, with sales and clinical professionals across the U.S. For more information, please visit www.myomo.com.

[1]	Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization adjusted for stock based-compensation and the impact of the fair value revaluation of our derivative liabilities.

Forward Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including the receipt of revenues from units being processed for insurance reimbursement, the scale-up and expansion of commercial operations, our expectations for revenues and our results of operations, and the potential benefits to users of our products, our financial position and cash runway, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•	our sales and commercialization efforts;

•	our ability to achieve reimbursement from third-party payers for our products;

•	our dependence upon external sources for the financing of our operations;

•	our ability to effectively execute our business plan; and

•	our expectations as to our clinical research program and clinical results.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Non-GAAP Financial Measures

Myomo has provided in this release of financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This information includes Adjusted EBITDA. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP and may be different from similar non-GAAP financial measures used by other companies. Myomo believes that the use of this non-GAAP financial measures provides supplementary information for investors to use in evaluating operating performance and in comparing its financial measures with other companies in Myomo’s industry, many of which present similar non-GAAP financial measures. Adjusted EBITDA is EBITDA adjusted for stock based-compensation and the impact of the fair value revaluation of our derivative liabilities. Non-GAAP financial measures that Myomo uses may differ from measures that other companies may use. This non-GAAP financial measure disclosed by Myomo is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP, and should be viewed in conjunction with, GAAP financial measures. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

For Myomo:

ir@myomo.com

Investor Relations:

Vivian Cervantes

PCG Advisory

646-863-6274

vivian@pcgadvisory.com

Public Relations:

Sarah Karr

Matter Communications

978-518-4817

myomo@matternow.com

MYOMO, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue	$880,349	$632,369	$1,710,415	$945,548
Cost of revenue	250,676	200,446	426,863	308,526

Gross margin	629,673	431,923	1,283,552	637,022

Operating expenses:
Research and development	535,898	486,982	1,071,152	859,341
Selling, general and administrative	2,800,119	2,627,005	5,601,540	4,862,642

	3,336,017	3,113,987	6,672,692	5,721,983

Loss from operations	(2,706,344)	(2,682,064)	(5,389,140)	(5,084,961)
Other expense (income)
Change in fair value of derivative liabilities	(99,449)	(2,661)	(141,420)	(17,968)
Interest income and other expense, net	(41,568)	(49,842)	(84,333)	(92,030)

	(141,017)	(52,503)	(225,753)	(109,998)

Net loss	$(2,565,327)	$(2,629,561)	$(5,163,387)	$(4,974,963)

Weighted average number of common shares outstanding:
Basic and diluted	17,105,527	12,407,758	16,033,584	12,155,600

Net loss per share
Basic and diluted	$(0.15)	$(0.21)	$(0.32)	$(0.41)

MYOMO, INC.

CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2019	2018
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$6,668,871	$6,540,794
Accounts receivable, net	331,013	382,258
Inventories, net	349,196	256,149
Prepaid expenses and other	817,478	695,276

Total Current Assets	8,166,558	7,874,477
Restricted cash	75,000	75,000
Deferred offering costs	108,402	144,582
Equipment, net	192,574	187,513

Total Assets	$8,542,534	$8,281,572

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and other accrued expenses	$1,376,878	$1,743,427
Derivative liabilities	58,477	3,661
Deferred revenue	570	1,990
Customer advance payments	40	106,609

Total Current Liabilities	1,435,965	1,855,687
Non-Current Liabilities	—	—

Total Liabilities	1,435,965	1,855,687

Commitments and Contingencies
Stockholders’ Equity:
Common stock	1,713	1,245
Additional paid-in capital	57,687,680	51,720,630
Accumulated deficit	(50,576,360)	(45,289,526)
Treasury stock, at cost	(6,464)	(6,464)

Total Stockholders’ Equity	7,106,569	6,425,885

Total Liabilities and Stockholders’ Equity	$8,542,534	$8,281,572

MYOMO, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

For the six months ended June 30,	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,163,387)	$(4,974,963)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	45,076	28,900
Stock-based compensation	593,353	492,080
Excess and obsolete inventory reserve	—	28,887
Change in fair value of derivative liabilities	(141,420)	(17,968)
Loss on disposal of asset	2,481	—
Other non-cash charges	12,606
Changes in operating assets and liabilities:
Accounts receivable	51,245	(87,912)
Inventories	(195,397)	(109,498)
Prepaid expenses and other	(161,014)	(74,507)
Other assets	23,574	—
Accounts payable and other accrued expenses	(366,549)	122,099
Deferred revenue	(1,420)	(17,466)
Other current liabilities	(106,569)	—

NET CASH USED IN OPERATING ACTIVITIES	(5,407,421)	(4,610,348)

NET CASH USED IN INVESTING ACTIVITIES	(34,903)	(81,457)

NET CASH PROVIDED BY FINANCING ACTIVITIES	5,570,401	3,439,161

Net (decrease) increase in cash, cash equivalents and restricted cash	128,077	(1,252,644)
Cash, cash equivalents and restricted cash, beginning of period	6,615,794	13,011,373

Cash, cash equivalents and restricted cash, end of period	$6,743,871	$11,758,729

MYOMO, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
GAAP net loss	$(2,565,327)	$(2,629,561)	$(5,163,387)	$(4,974,963)
Adjustments to reconcile to Adjusted EBITDA:
Interest (income) expense	(41,568)	(49,842)	(84,333)	(92,030)
Depreciation expense	23,449	14,301	45,076	28,900
Stock-based compensation	197,028	155,724	593,353	492,080
Change in fair value of derivative liabilities	(99,449)	(2,661)	(141,420)	(17,968)

Adjusted EBITDA	$(2,485,867)	$(2,512,039)	$(4,750,711)	$(4,563,981)